Exhibit 99.1

                    WERNER ENTERPRISES, INC.
                      14507 Frontier Road
                        P. O. Box 45308
                  Omaha, Nebraska  68145-0308


FOR IMMEDIATE RELEASE               Contact:  Robert E. Synowicki, Jr.
---------------------                         (402) 894-3000

Omaha, Nebraska, October 15, 1997:
----------------------------------

     Werner Enterprises, Inc. (Werner), a nationwide full-service transportation company, today reported record operating revenues and net income for the third quarter ended September 30, 1997. Operating revenues increased 20% to $200,237,000 compared to $167,155,000 for the same quarter of the prior year. Net income increased 21% to $14,199,000 ($.37 per share) for the third quarter of 1997, compared to $11,732,000 ($.31 per share) for the third quarter of 1996. Werner's revenue growth was due primarily to a 16% increase in the average number of tractors in service. Increased revenue from logistics transportation services also contributed to the growth.

    On August 9, 1996, Werner issued shares for a three-for-two common stock split effected in the form of a 50% stock dividend from authorized and unissued shares to stockholders of record on July 26, 1996. The number of shares of stock and the per share amounts below reflect the effect of the stock split.


Quarter Ended September 30                 1997              1996
--------------------------                 ----              ----

Operating revenues                     $200,237,000      $167,155,000

Net income                             $ 14,199,000      $ 11,732,000

Average common shares outstanding        38,301,000        37,936,000

Earnings per share                            $ .37             $ .31


Nine Months Ended September 30             1997              1996
------------------------------             ----              ----

Operating revenues                     $565,921,000      $474,698,000

Net income                             $ 34,180,000      $ 29,043,000

Average common shares outstanding        38,159,000        37,836,000

Earnings per share                            $ .90             $ .77


    The Company's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol WERN.